EXHIBIT 99.4

VARIABLE RATE MUNI TERM PREFERRED SHARES

PURCHASE AGREEMENT

INVESCO MUNICIPAL TRUST

as Issuer

and

TD SECURITIES (USA) LLC,

as Closing Date Purchaser

and

TORONTO DOMINION INVESTMENTS INC.

as Closing Date Purchaser

October 8, 2020

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Schedule I	Description of VMTP Shares
Schedule II	Litigation

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VMTP SHARES PURCHASE AGREEMENT

VARIABLE RATE MUNI TERM PREFERRED SHARES PURCHASE AGREEMENT dated as of October 8, 2020 (the “Closing Date”)

BETWEEN:

(1)	INVESCO MUNICIPAL TRUST, a closed‑end investment company organized as a Delaware statutory trust, as issuer (the “Fund”); and

(2)

TD SECURITIES (USA) LLC, a Delaware limited liability company, including its successors and assigns by merger or operation of law (and not merely by assignment of all or part of this Agreement or transfer of VMTP Shares (as defined below)) (the “TDS Purchaser”); and

(3)

TORONTO DOMINION INVESTMENTS INC., a Delaware corporation, including its successors by merger or operation of law (and not merely by assignment of all or part of this Agreement or transfer of VMTP Shares) (the “TDI Purchaser” and together with the TDS Purchaser, the “Closing Date Purchasers”).

WHEREAS:

(A) The Fund has previously authorized the issuance of its Variable Rate Muni Term Preferred Shares, as set forth on Schedule I hereto, which are the subject of this Agreement and which shall be transferred from the existing holder thereof (the “Existing Holder”) to the Closing Date Purchasers on the Closing Date (the “VMTP Shares”);

(B) Upon its purchase from the Existing Holder of VMTP Shares on the Closing Date, the TDS Purchaser agrees to transfer to the TDI Purchaser all VMTP Shares purchased by it on the Closing Date, such that, upon such transfer on the Closing Date, the TDI Purchaser shall be the purchaser in respect of 100% of the VMTP Shares;

(C) Each of the Fund and the TDI Purchaser desires that the VMTP Shares be equity of the Fund under Applicable Law and for all tax purposes;

(D) As an inducement to the Closing Date Purchasers to purchase the VMTP Shares, the Fund now desires to enter into this Agreement to set forth certain representations, warranties, covenants and agreements regarding the Fund and the VMTP Shares; and

(E) As an inducement to the Fund to facilitate the purchase of the VMTP Shares, each Closing Date Purchaser desires to enter into this Agreement to set forth certain representations, warranties and agreements regarding the Closing Date Purchasers, as applicable, and the VMTP Shares.

NOW, THEREFORE, in consideration of the respective agreements contained herein, the parties hereto agree as follows:

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ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions.

The following terms, as used herein, have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa):

“1940 Act” means the U.S. Investment Company Act of 1940 and the Rules and Regulations thereunder, as amended from time to time.

“Accelerated Redemption Date” has the meaning set forth in Section 2.04.

“Accelerated Redemption Notice” has the meaning set forth in Section 2.04.

“Additional Shares” means any additional shares of VMTP Shares or shares of beneficial interest of any class or series of the Fund having voting powers of which an Affiliate of the TDI Purchaser is the Beneficial Owner (with the meaning used in Section 7.01) or of which the TDI Purchaser becomes the Beneficial Owner (with the meaning used in Section 7.01) during the term of the Voting Trust Agreement.

“Affiliate” means, with respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or any other Person who is a director, officer, employee or general partner (a) of such Person, (b) of any majority‑owned subsidiary or parent company of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, “control” of a Person shall mean the power, direct or indirect, (x) to vote more than 25% of the securities having ordinary voting power for the election of directors of such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. For the purposes of this Agreement, the term “Affiliate” includes a tender option bond trust of which the TDI Purchaser and/or one or more of its Affiliates collectively own a majority of the residual interests.

“Agent Member” means a Person with an account at the Securities Depository that holds one or more VMTP Shares through the Securities Depository, directly or indirectly, for a Beneficial Owner and that will be authorized and instructed, directly or indirectly, by a Beneficial Owner to disclose information to the Redemption and Paying Agent with respect to such Beneficial Owner.

“Agreement” means this Variable Rate Muni Term Preferred Shares Purchase Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Applicable Law” means the law of the State of Delaware and the federal law of the United States of America (including, without limitation, the 1940 Act).

“Beneficial Owner” means a Person in whose name VMTP Shares are recorded as beneficial owner of such VMTP Shares by the Securities Depository, an Agent Member or other securities intermediary on the records of such Securities Depository, Agent Member or securities intermediary, as the case may be, or, if applicable, such Person’s subrogee; provided, however, that “Beneficial Owner” as used in Section 7.01 of this Agreement means any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares (i) voting power which includes the power to vote, or to direct the voting of, securities and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, securities.

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“Board of Trustees” means the Board of Trustees of the Fund or any duly authorized committee thereof.

“Broker‑Dealer” means any registered broker‑dealer that has indicated on its BrokerCheck Report (available on FINRA BrokerCheck) under “Firm Operations—Types of Business” that it is engaged in each of the following business lines: (i) “Broker or dealer retailing corporate equity securities over‑the‑counter;” and (ii) “Underwriter or selling group participant” (of any type of securities); provided that, if FINRA shall discontinue the existence of BrokerCheck, “Broker‑Dealer” means any registered broker‑dealer that engages in such business lines or substantively equivalent business lines as indicated on whatever publicly available information source that replaces FINRA BrokerCheck; provided further that if no publicly available information source replaces FINRA BrokerCheck, “Broker‑Dealer” shall mean any registered broker dealer.

“Business Day” means a day (a) other than a day on which commercial banks in The City of New York, New York are required or authorized by law or executive order to close and (b) on which the New York Stock Exchange is not closed.

“Closed‑End Funds” has the meaning set forth in Section 2.02(a).

“Closing Date” has the meaning set forth in the preamble to this Agreement.

“Closing Date Purchasers” has the meaning set forth in the preamble to this Agreement.

“Common Shares” has the meaning set forth in the Fund’s Declaration of Trust.

“Confidential Information” has the meaning set forth in Section 8.13.

“Declaration of Trust” means the Third Amended and Restated Agreement and Declaration of Trust, as amended and supplemented (including by the Statement of Preferences), of the Fund.

“Effective Leverage Ratio” has the meaning set forth in the Statement of Preferences.

“Electronic Means” has the meaning set forth in the Statement of Preferences.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expenses” has the meaning set forth in Section 8.03(b).

“Fitch” means Fitch Ratings, a part of the Fitch Group, or any successor thereto.

“Foreign Entity” means any non‑U.S. entity that is an Operating Company whose equity securities (or depositary receipts) are publicly traded and has a market capitalization of a U.S. dollar equivalent of not less than U.S. $1,000,000,000 on the trade date for the proposed transfer of VMTP Shares.

“Fund” has the meaning set forth in the preamble to this Agreement.

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“Holder” means a Person in whose name a VMTP Share is registered in the registration books of the Fund maintained by the Redemption and Paying Agent.

The word “including” means “including but not limited to”.

“Indemnified Persons” means each Closing Date Purchaser and its Affiliates and directors, officers, partners, employees, agents, representatives and control persons entitled to indemnification by the Fund under Section 8.03.

“Information Statement” means the information statement of the Fund relating to the VMTP Shares dated October 8, 2020.

“Investment Adviser” means Invesco Advisers, Inc., or any successor investment advisor to the Fund.

“Legal Process” has the meaning set forth in Section 8.13.

“Liquidation Preference” means $100,000 per share.

“Minimum Asset Coverage” has the meaning set forth in the Statement of Preferences.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, or any successor thereto.

“NRSRO” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, that is not an “affiliated person” (as defined in Section 2(a)(3) of the 1940 Act) of the Fund, including, at the date hereof, Moody’s and Fitch.

“Operating Company” means any company that (i) is not, and does not hold itself out as being engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities and does not own securities having a value exceeding 50% of the value of such company’s total assets as set forth on such company’s most recently publicly available financial statement; or (ii) is a banking institution, insurance company or broker‑dealer, incorporated or organized under the laws of a country other than the United States, or a political subdivision of a country other than the United States that is regulated as such by that country’s or subdivision’s government or any agency thereof.

“Outstanding” has the meaning set forth in the Statement of Preferences.

“Person” means and includes an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Rating Agency” has the meaning set forth in the Statement of Preferences.

“Redemption and Paying Agent” means Deutsche Bank Trust Company Americas or any successor Person, that has entered into an agreement with the Fund to act as the Fund’s transfer agent, registrar, dividend disbursing agent, paying agent, redemption price disbursing agent and calculation agent in connection with the payment of regularly scheduled dividends with respect to each Series of VMTP Shares, or any successor by operation of law or any successor that acquires all or substantially all of the assets and assumes all of the liabilities of the Redemption and Paying Agent being replaced, either directly or by operation of law, provided that such successor (i) is one of either U.S. Bank National Association, The Bank of New York Mellon Trust Company, National Association or Deutsche Bank Trust Company Americas, (ii) has a rating of at least A3/A‑ from an NRSRO and (iii) is a licensed banking entity with trust powers or a trust company and has total assets of at least $50 million.

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“Redemption and Paying Agent Agreement” means the redemption and paying agent agreement, dated as of May 8, 2012, by and between the Fund and the Redemption and Paying Agent pursuant to which Deutsche Bank Trust Company Americas, or any successor, acts as Redemption and Paying Agent, as amended, modified or supplemented from time to time.

“Registration Rights Agreement” means the registration rights agreement entered into between the Fund and the TDI Purchaser dated as of the Closing Date.

“Related Documents” means this Agreement, the Declaration of Trust, the Statement of Preferences, the Registration Rights Agreement and the VMTP Shares.

“Representatives” has the meaning set forth in Section 8.13.

“Right of First Refusal Procedures” has the meaning set forth in Section 2.02(b).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Depository” means The Depository Trust Company, New York, New York, and any substitute for or successor to such securities depository that shall maintain a book‑entry system with respect to the VMTP Shares.

“Statement of Preferences” means the Fund’s Statement of Preferences of the VMTP Shares, as amended from time to time in accordance with the provisions thereof.

“Subject Shares” means VMTP Shares acquired from time to time by the TDI Purchaser.

“TDI Purchaser” has the meaning set forth in the recitals to this Agreement.

“TDS Purchaser” has the meaning set forth in the recitals to this Agreement.

“Transactions” has the meaning set forth in Section 8.13.

“VMTP Shares” has the meaning set forth in the recitals to this Agreement.

“Voting Right” has the meaning set forth in Section 7.01.

“Voting Trust Agreement” means the agreement, dated as of February 23, 2018, as amended on April 25, 2019 (and as may be further amended from time to time), by and among Lord Securities Corporation, including its successors and assigns by operation of law, as voting trustee, Toronto Dominion Investments Inc., as purchaser, and Glass Lewis & Co., LLC, as voting consultant.

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“Voting Trustee” means Lord Securities Corporation or any successor thereto in its capacity as the voting trustee under the Voting Trust Agreement.

“written” or “in writing” means any form of written communication, including communication by means of facsimile or electronic mail.

SECTION 1.02. Certain Other Definitions.

Each capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor (including by incorporation by reference) in the Statement of Preferences. Any day not referred to herein as a Business Day shall mean a calendar day.

ARTICLE II

PURCHASES AND TRANSFERS, COSTS AND EXPENSES; ADDITIONAL FEE, ACCELERATED REDEMPTION

SECTION 2.01. Commitment to Purchase VMTP Shares.

(a) On the Closing Date, the TDS Purchaser will purchase 2,628 of the VMTP Shares from the Existing Holder.

(b) On the Closing Date the TDS Purchaser shall transfer to the TDI Purchaser all of the VMTP Shares purchased by the TDS Purchaser on such Closing Date and the TDI Purchaser shall thereafter be the purchaser of 100% of the VMTP Shares. The TDS Purchaser agrees that it may only make offers and sales of the VMTP Shares in compliance with the Securities Act and applicable state securities laws and that the only party to which it shall sell VMTP Shares pursuant to this Section 2.01 shall be the TDI Purchaser.

SECTION 2.02. Sale of VMTP Shares.

(a) The TDI Purchaser agrees that any subsequent offers and sales, without the prior written consent of the Fund, will be made only to persons it reasonably believes are either (i) QIBs that are registered closed‑end management investment companies the shares of which are traded on a national securities exchange (“Closed‑End Funds”), banks (and their direct or indirect wholly‑owned subsidiaries), insurance companies, Broker‑Dealers, Foreign Entities (and their direct or indirect wholly‑owned subsidiaries), companies that are included in the S&P 500 Index (and their direct or indirect wholly‑owned subsidiaries) or registered open‑end management investment companies or (ii) tender option bond trusts in which all Beneficial Owners are QIBs that are Closed‑End Funds, banks (and their direct or indirect wholly‑owned subsidiaries), insurance companies, Broker‑Dealers, Foreign Entities (and their direct or indirect wholly‑owned subsidiaries), companies that are included in the S&P 500 Index (and their direct or indirect wholly‑owned subsidiaries) or registered open‑end management investment companies, in each case, pursuant to Rule 144A of the Securities Act or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act. The foregoing restrictions on transfer shall not apply to any VMTP Shares registered under the Securities Act pursuant to the Registration Rights Agreement or any subsequent transfer of such VMTP Shares thereafter. Notwithstanding the foregoing, the Fund shall have the right of first refusal in accordance with the Right of First Refusal Procedures on all proposed transfers of Outstanding VMTP Shares from the TDI Purchaser or an Affiliate thereof to an unaffiliated third party which will upon settlement result in such unaffiliated third party holding and having purchased directly or indirectly in a series of related transactions (with the actual knowledge of the TDI Purchaser) from the TDI Purchaser (or its Affiliates in the aggregate), more than 25% of the Outstanding VMTP Shares; provided, that the foregoing right of first refusal shall not apply to any VMTP Shares sold pursuant to an underwriting contemplated by Section 3.3 of the Registration Rights Agreement; provided, further, that the foregoing right of first refusal shall apply in connection with the transfer from the TDI Purchaser or an Affiliate thereof of the residual interests in a tender option bond trust or the equity or residual interests of any other entity formed by the TDI Purchaser or its Affiliates to hold the VMTP Shares that results in the indirect transfer of more than 25% of the voting rights of the Outstanding VMTP Shares to an unaffiliated third party; provided, further, that in the case of a transfer of a residual interest in a tender option bond trust, the right of first refusal will apply to the residual interests and not the VMTP Shares. Any transfer in violation of this Section 2.02(a) shall be void ab initio.

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(b) In connection with the right of first refusal set forth in Section 2.02(a), the following procedures shall apply (the “Right of First Refusal Procedures”):

(i) the TDI Purchaser shall notify the Fund by Electronic Means of any proposed sales or transfers of VMTP Shares which would entitle the Fund to exercise its right of first refusal, and such notification shall include the type of entity (a banking institution, insurance company, Broker‑Dealer, Foreign Entity (and their direct or indirect wholly‑owned subsidiaries), company that is included in the S&P 500 Index (and their direct or indirect wholly‑owned subsidiaries), registered open‑end management investment companies, tender option bond trust, insurance company or broker‑dealer, incorporated or organized under the laws of a country other than the United States, or a political subdivision of a country other than the United States that is regulated as such by that country’s or subdivision’s government or any agency thereof) of the prospective transferee, the number of VMTP Shares subject to the proposed transfer and the proposed transfer price;

(ii) if the Fund wishes to exercise its right of first refusal, the TDI Purchaser must be notified of such election by the Fund by Electronic Means within three Business Days after delivery of notice from the TDI Purchaser pursuant to subparagraph (i) above (not counting the day of delivery) and the price to be paid by the Fund with respect to such transfer will be the lesser of the (x) Liquidation Preference plus accrued and unpaid dividends and (y) the proposed transfer price to the unaffiliated third party; provided, however, the price to be paid by the Fund with respect to any sale of the residual interests in a tender option bond trust or any sale of VMTP Shares by any tender option bond trust to anyone other than the TDI Purchaser or its Affiliates shall be at the proposed sale price;

(iii) the exercise of the right of first refusal by the Fund pursuant to subparagraph (ii) above shall be deemed to be the trade date for the purchase of the VMTP Shares by the Fund from the TDI Purchaser and the sale shall settle within 30 days after such trade date or, if the 30th day after such trade date is not a Business Day, then the next Business Day after such 30th day;

(iv) if the TDI Purchaser does not receive an affirmative response from the Fund pursuant to subparagraph (ii) above within the required time frame, such right of first refusal shall be deemed rejected by the Fund;

(v) any VMTP Shares purchased by the Fund pursuant to its exercise of the right of first refusal in subparagraph (ii) above shall be cancelled by the Fund within one Business Day after settlement of such purchase to the extent the Fund, together with the Investment Adviser and accounts or entities over which the Fund or the Investment Adviser exercises discretionary authority, owns or controls in the aggregate more than 25% of the Outstanding VMTP Shares; and

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(vi) all purchases of VMTP Shares pursuant to the Fund’s right of first refusal shall be made only out of legally available funds for the redemption of shares of the Fund under Applicable Law and the Statement of Preferences and otherwise in accordance with Applicable Law and the Statement of Preferences.

SECTION 2.03. Expense Reimbursement.

Within a reasonable time after the Closing Date but not later than 45 days thereafter, the Fund shall pay, or cause to be paid, upon submission of appropriate invoices, the reasonable fees and expenses of the Closing Date Purchasers, including the Closing Date Purchasers’ outside counsel fees and expenses and for the first year that the Voting Trust Agreement is in effect, the fees and expenses of the parties thereto in accordance with the terms therein.

SECTION 2.04. Accelerated Redemption.

Notwithstanding anything to the contrary in the Statement of Preferences, but subject to Section 10(e) of the Statement of Preferences as if an Accelerated Redemption Notice (as defined below) were a Notice of Redemption under the Statement of Preferences, the TDI Purchaser shall have the right, at any time, at its option, to require the Fund to redeem the VMTP Shares, in whole but not in part, upon notice, by Electronic Means, to the Fund from the TDI Purchaser (an “Accelerated Redemption Notice”) setting forth the date for such redemption and the number of all Outstanding VMTP Shares held by the TDI Purchaser, which shall be a Business Day no earlier than 180 calendar days from the date of delivery of such Accelerated Redemption Notice (such date, the “Accelerated Redemption Date”). On the Accelerated Redemption Date, the Fund shall cause the VMTP Shares to be redeemed by payment to the TDI Purchaser, in immediately available funds, including by delivery of such funds to the TDI Purchaser through the Securities Depository, of a redemption price equal to the sum of (i) the aggregate Liquidation Preference of the VMTP Shares plus (ii) all accumulated but unpaid dividends thereon (whether or not declared) to, but not including, the Accelerated Redemption Date.

ARTICLE III

CLOSING

SECTION 3.01. Conditions to Closing.

It shall be a condition to the Fund’s and the Closing Date Purchasers’ obligations on the Closing Date that each of the following conditions shall have been satisfied or waived as of such date, and, upon such satisfaction or waiver, this Agreement shall be effective:

(a) this Agreement shall have been duly executed and delivered by the parties hereto;

(b) the VMTP Shares shall have a long‑term issue credit rating of “AAA” from Fitch on the Closing Date;

(c) receipt by each of the Closing Date Purchasers of opinions of counsel for the Fund acceptable to the Closing Date Purchasers;

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(d) there shall have been delivered to each of the Closing Date Purchasers such information and copies of documents, approvals (if any) and records, certified where appropriate, of trust and legal proceedings as each of the Closing Date Purchasers may have requested relating to the Fund’s entering into and performing this Agreement and the other Related Documents to which it is a party and the transactions contemplated hereby and thereby;

(e) [Reserved];

(f) receipt by the Closing Date Purchasers of executed originals or copies of all Related Documents (other than this Agreement) to which the Fund is a party, as in effect on the Closing Date, and an incumbency certificate with respect to the authorized signatories thereto;

(g) receipt by the Fund of executed originals or copies of all Related Documents (other than this Agreement) to which the TDI Purchaser is a party, as in effect on the Closing Date, and an incumbency certificate with respect to the authorized signatories thereto;

(h) receipt by the Fund and the Closing Date Purchasers of the Information Statement;

(i) the reasonable fees and expenses and all other amounts (including reasonable attorneys’ fees and expenses related to the issuance of the VMTP Shares) payable on the Closing Date pursuant to Section 2.03 hereof shall have been paid;

(j) [Reserved];

(k) except as disclosed in Schedule II hereto, there shall not be any action, suit, proceeding or investigation pending or (to the knowledge of the Fund) overtly threatened in writing against the Fund in any court or before any governmental authority which in the good faith judgment of the party invoking this condition, (i) is in any way contesting or, if decided adversely, would affect the validity of this Agreement or of any other Related Document to which the Fund is a party, or (ii) if the subject of a final adverse decision would materially adversely affect provisions for or materially adversely affect the sources for payment of liquidation preference of or dividends on the VMTP Shares;

(l) [Reserved];

(m) in the good faith judgment of the party invoking this condition, no change in law, rule or regulation (or their interpretation or administration) shall have occurred as of the date of this Agreement which will materially and adversely affect the consummation of the transaction contemplated by this Agreement; and

(n) there shall have been delivered to each of the Closing Date Purchasers any additional documentation and financial information, including satisfactory responses to its due diligence inquiries, as it reasonably deems relevant.

The Fund and the Closing Date Purchasers agree that consummation of the purchase of the VMTP Shares by the Closing Date Purchasers shall constitute acknowledgment that the foregoing conditions have been satisfied or waived.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE FUND

The representations and warranties set out in this ARTICLE IV are given hereunder by the Fund to the Closing Date Purchasers on the Closing Date.

SECTION 4.01. Existence.

The Fund is validly existing as a statutory trust under the laws of the State of Delaware, with requisite power to issue the VMTP Shares and to execute, deliver and perform its obligations under this Agreement and each other Related Document to which it is a party.

SECTION 4.02. Authorization; Contravention.

The execution, delivery and performance by the Fund of this Agreement and each other Related Document to which it is a party are within the Fund’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made, and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Fund or result in the creation or imposition of any lien or encumbrance on any asset of the Fund, except as contemplated by the Information Statement or Related Documents and except for such violations or contraventions which would not have a material adverse effect on the Fund or its ability to perform its obligations under the Related Documents to which it is a party.

SECTION 4.03. Binding Effect.

Each of this Agreement and the Registration Rights Agreement constitutes a valid and binding agreement of the Fund and is enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws. The VMTP Shares have been duly authorized and validly issued by the Fund and are fully paid and nonassessable and free of any preemptive or similar rights.

SECTION 4.04. Financial Information.

The publicly available financial statements of the Fund as of its most recent fiscal year‑end, and the auditors’ report with respect thereto, copies of which have heretofore been furnished to each of the Closing Date Purchasers, present fairly, in all material respects, the financial position of the Fund at such date and for such period, in conformity with accounting principles generally accepted in the United States of America. The audits of these statements were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States). Since the date of such financial statements, no transaction or event has occurred and no change has occurred in the condition (financial or otherwise) or operations of the Fund that would materially and adversely affect the Fund’s ability to perform its obligations under this Agreement, any of the VMTP Shares and the other Related Documents to which it is a party.

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SECTION 4.05. Litigation.

Except as disclosed in Schedule II hereto, there is no action, suit, proceeding or investigation pending or (to the best knowledge of the Fund) overtly threatened in writing against the Fund in any court or before any governmental authority.

SECTION 4.06. Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any regulatory, supervisory or governmental agency, bureau or agency required to be obtained by the Fund in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the other Related Documents (including the VMTP Shares) to which the Fund is or will be party have been obtained and are in full force and effect, except for those which the failure to obtain or maintain in full force and effect should not reasonably be expected to materially and adversely affect the Fund’s ability to comply with the Statement of Preferences or the other Related Documents to which it is a party.

SECTION 4.07. Information Statement.

The Information Statement (including any amendments or supplements prepared subsequent to its date), a true copy of which, in each case, has been furnished to each of the Closing Date Purchasers, and the documents furnished and written statements made by the Fund in connection with the preparation or execution of this Agreement when considered together with the Information Statement, do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which made, not misleading.

SECTION 4.08. VMTP Shares.

As of the Closing Date, the VMTP Shares will satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act, and no securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the VMTP Shares are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter‑dealer quotation system.

SECTION 4.09. Complete and Correct Information.

All written information, written reports and other papers and written data prepared by the Fund and furnished to the Closing Date Purchasers in connection with its purchase of the VMTP Shares, at the time the same were prepared, accurately set forth the information purported to be included therein in all material respects when taken together as a whole with the Information Statement and did not materially misrepresent the financial position, operations or prospects of the Fund.

SECTION 4.10. 1940 Act Registration.

The Fund is duly registered as a closed‑end management investment company under the 1940 Act and such registration is in full force and effect.

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SECTION 4.11. Effective Leverage Ratio; Minimum Asset Coverage.

As of the Closing Date, the Fund is in compliance with the Effective Leverage Ratio and the Minimum Asset Coverage as required by the Statement of Preferences.

SECTION 4.12. Investment Policies.

As of the Closing Date, the Fund is in compliance with Section 6(c) of the Statement of Preferences.

SECTION 4.13. Credit Quality.

As of the Closing Date, the Fund is in compliance with Section 6(d) of the Statement of Preferences.

SECTION 4.14. Due Diligence.

The Fund understands that nothing in this Agreement, the Information Statement, or any other materials presented to the Fund in connection with the purchase of the VMTP Shares by the Closing Date Purchasers constitutes legal, tax or investment advice from the Closing Date Purchasers. The Fund has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its sale of the VMTP Shares.

SECTION 4.15. Intent to Issue Equity.

The Fund agrees to treat the VMTP Shares as equity of the Fund for all U.S. federal, state, and local income and other tax purposes.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE TDI PURCHASER

The TDI Purchaser represents and warranties, on the Closing Date, to the Fund as follows:

SECTION 5.01. Existence.

The TDI Purchaser is duly organized and validly existing and in good standing as a corporation under the laws of the State of Delaware, and has all requisite power and authority to execute and deliver, and to perform its obligations under this Agreement and each Related Document to which it is a party.

SECTION 5.02. Authorization; Contravention.

The execution, delivery and performance by the TDI Purchaser of this Agreement and each other Related Document to which it is a party are within the TDI Purchaser’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official, and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the TDI Purchaser, except for such violations, contraventions or defaults that would not have a material adverse effect on the TDI Purchaser or its ability to perform its obligations under the Related Documents to which it is a party.

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SECTION 5.03. Binding Effect.

Each of this Agreement, the Registration Rights Agreement and the Voting Trust Agreement constitutes a valid and binding agreement of the TDI Purchaser, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

SECTION 5.04. Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any regulatory, supervisory or governmental agency, bureau or agency required to be obtained by the TDI Purchaser in connection with the purchase of the VMTP Shares by the TDI Purchaser or the performance by the TDI Purchaser or the execution and delivery by, or the validity or enforceability against the TDI Purchaser of, this Agreement and the other Related Documents to which it is a party have been obtained and are in full force and effect, except for those which the failure to obtain or maintain in full force and effect should not reasonably be expected to materially and adversely affect the TDI Purchaser’s ability to comply with this Agreement or the other Related Documents to which it is a party.

SECTION 5.05. [Reserved].

SECTION 5.06. Intent to Purchase Equity.

The TDI Purchaser agrees to treat the VMTP Shares as equity of the Fund for all U.S. federal, state, and local income and other tax purposes.

SECTION 5.07. [Reserved].

SECTION 5.08. [Reserved].

ARTICLE VI

COVENANTS OF THE FUND

The Fund agrees that, so long as there is any amount payable hereunder or the TDI Purchaser or any Affiliate thereof owns any outstanding VMTP Shares prior to the registration of VMTP Shares pursuant to the Registration Rights Agreement:

SECTION 6.01. Future Agreements.

Unless advised in a legal opinion of nationally recognized counsel that entry into such an agreement would violate Applicable Law or the fiduciary duties of the Board of Trustees, the Fund shall, promptly upon the request of the TDI Purchaser, enter into an agreement, complying with Applicable Law, satisfying Section 12(d)(1)(E)(iii) of the 1940 Act as agreed to by the Fund and such tender option bond trust in their commercially reasonable discretion upon any transfer of the VMTP Shares to a tender option bond trust.

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SECTION 6.02. No Setoff.

All payments of any sums due hereunder shall be made in the amounts required hereunder without any reduction or setoff, notwithstanding the assertion of any right of recoupment or setoff or of any counterclaim by the Fund within 15 days of the request for such payment having been sent to the Fund, unless such request for payment is contested by the Fund in good faith.

SECTION 6.03. [Reserved].

ARTICLE VII

COVENANTS OF THE TDI PURCHASER

SECTION 7.01. Voting Rights.

As of the Closing Date, and for so long as the TDI Purchaser together with any of its Affiliates individually or in the aggregate own at least 20% of the Outstanding VMTP Shares and the Fund has not failed to pay dividends on the VMTP Shares for two years, the TDI Purchaser shall enter into and maintain in full force and effect a Voting Trust Agreement and thereby convey into the voting trust, governed by the Voting Trust Agreement, the right to vote all of its VMTP Shares acquired on the Closing Date or any time thereafter and so owned with respect to:

(a) the election of the two members of the Board of Trustees for which Holders of VMTP Shares are exclusively (along with other Preferred Shares of the Fund) entitled to vote under Section 18(a)(2)(C) of the 1940 Act and all other rights given to Holders of VMTP Shares with respect to the election of the Board of Trustees of the Fund;

(b) any matters submitted to a vote of the shareholders of the Fund that do not relate to (i) the authorization, creation or issuance of any class or series of shares ranking prior to the VMTP Shares of the Fund with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund, or (ii) the amendment, alteration or repeal of the provisions of (a) the declaration of trust or articles of incorporation, as applicable, of the Fund, (b) the statement establishing and fixing the rights and preferences of any VMTP Shares, (c) any notice of special rate period establishing and fixing, in whole or in part, the rights and preferences of any VMTP Shares, if applicable, of the Fund during the special rate period applicable to such VMTP Shares, or (d) any supplement to the statement establishing and fixing the rights and preferences of, or any notice establishing additional or different terms of, any VMTP Shares, if applicable, during any mode or similar special rate period applicable to such VMTP Shares, in each case, of the Fund, whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power of the VMTP Shares or the holders or the beneficial owners thereof; and

(c) any matters described in 12 C.F.R. § 225.2(q)(1).

Each voting right set forth in clauses (a) through (c) above is referred to herein as a “Voting Right”.

At all times that Voting Rights are subject to the Voting Trust Agreement, the TDI Purchaser or its Affiliate or designee will be the registered owner or beneficial owner of the VMTP Shares. If any dividend or other distribution in respect of the Subject Shares is paid, such dividend or distribution will be paid directly to the TDI Purchaser or its Affiliate or designee owning such Subject Shares; provided that any Additional Shares will become part of the Subject Shares covered by the Voting Trust Agreement.

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The Voting Rights of the TDI Purchaser and its Affiliates shall remain subject to the Voting Trust Agreement for so long as the TDI Purchaser and its Affiliates collectively are the Beneficial Owners in the aggregate of 20% or more of the Outstanding VMTP Shares.

At all times that the Voting Rights are subject to the Voting Trust Agreement, the TDI Purchaser shall irrevocably appoint and constitute, and shall cause each of its Affiliates that are Beneficial Owners of any Subject Shares (other than a tender option bond trust to the extent the TDI Purchaser or an Affiliate (other than such trust) thereof and not such trust exercises the Voting Rights in respect of the VMTP Shares held by such trust) to irrevocably appoint and constitute, the Voting Trustee as its attorney‑in‑fact and agrees, and agrees to cause each of such Affiliates, to grant the Voting Trustee one or more irrevocable proxies with respect to the Voting Rights and further agrees, and agrees to cause each of such Affiliates, to renew any such proxies that may lapse by their terms while the Subject Shares are still subject to the Voting Trust Agreement.

Notwithstanding the above provisions of this Section 7.01, upon the transfer of VMTP Shares by the TDI Purchaser to any third party (other than a transfer to an Affiliate of the TDI Purchaser, in which case such VMTP Shares shall remain subject to the Voting Trust Agreement), such VMTP Shares shall no longer be subject to the Voting Trust Agreement.

Without the prior written consent of the Fund (such consent not to be unreasonably withheld or delayed), the TDI Purchaser will not agree or consent, and agrees to cause its Affiliates not to agree or consent, to any amendment, supplement, modification or repeal of the Voting Trust Agreement, nor waive any provision thereof, if any such amendment, supplement, modification, repeal or waiver would (i) adversely affect the conveyance into the Voting Trust of all Voting Rights in respect of the VMTP Shares beneficially owned by the TDI Purchaser or its Affiliates or the voting of such VMTP Shares in accordance with the Voting Trust Agreement and this Agreement or (ii) replace or change the Voting Consultant (as defined in the Voting Trust Agreement) or the Voting Trustee with a Voting Consultant or Voting Trustee who is an Affiliate of (as defined in the Voting Trust Agreement), or is not Independent from (as defined in the Voting Trust Agreement), the TDI Purchaser, or terminate the Voting Consultant or Voting Trustee, in each case in effect on the Closing Date.

SECTION 7.02. Tax Treatment.

Each Closing Date Purchaser agrees to treat the VMTP Shares as equity of the Fund for all U.S. federal, state and local income and other tax purposes.

SECTION 7.03. [Reserved].

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ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, electronic mail or similar writing), except in the case of notices and other communications permitted to be given by telephone, and shall be given to such party at its address or facsimile number or email address set forth below or such other address or facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by mail, five days after such communication is deposited in the mails, registered mail, return receipt requested, addressed as aforesaid, or (ii) if given by any other means, when delivered at the address specified in this Section; provided that, except as otherwise specified, notices under the Statement of Preferences may be given by telephone to the TDI Purchaser at the telephone numbers listed below (or such other telephone numbers as may be designated by the TDI Purchaser, by written notice to the Fund, to receive such notice), immediately confirmed in writing, including by facsimile or electronic mail. The notice address for each party is specified below:

(a) if to the Fund:

1555 Peachtree Street

Atlanta, GA 30309

Attention: Jeffrey Kupor, Senior Vice President

Telephone: (404) 439‑3463

Telecopy: (713) 993‑9181

Email:

(b) if to the TDI Purchaser:

Toronto Dominion Investments Inc.

31 West 52nd Street

New York, NY 10019

Attention: Robert Franciscus, Managing Director, Head of Global Counterparty Credit USA, TD Securities (USA) LLC

Telephone: (212) 827‑7554

Facsimile: (212) 827‑7244

With a copy to:

Rick Fogliano, Director, Head of Municipal Products,

TD Securities (USA) LLC

Telephone: (212) 827‑7172

Facsimile: (212) 827‑7173

Email: fundreporting@tdsecurities.com,

muniops@tdsecurities.com,

TDSFinanceNewyork@tdsecurities.com and

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(c) if to the TDS Purchaser:

TD Securities (USA) LLC

31 West 52nd Street

New York, NY 10019

Attention: Rick Fogliano, Head of Municipal Products

Telephone: (212) 827‑7172

Fax: (212) 827‑7173

Email: fundreporting@tdsecurities.com,

muniops@tdsecurities.com,

TDSFinanceNewyork@tdsecurities.com and

SECTION 8.02. No Waivers.

(a) The obligations of the Fund hereunder shall not in any way be modified or limited by reference to any other document, instrument or agreement (including, without limitation, any other Related Document) other than the Statement of Preferences and the VMTP Shares. The rights of the Closing Date Purchasers hereunder are separate from and in addition to any rights that any Holder or Beneficial Owner of any VMTP Shares may have under the terms of such VMTP Shares or any Related Document or otherwise. In the event of an irreconcilable conflict between the terms hereof and the terms of the Statement of Preferences or the VMTP Shares, the terms of the Statement of Preferences shall govern.

(b) No failure or delay by the Fund or any Closing Date Purchaser in exercising any right, power or privilege hereunder or under any other Related Documents or the VMTP Shares shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No failure or delay by the Fund or any Closing Date Purchaser in exercising any right, power or privilege under or in respect of the VMTP Shares or any other Related Document shall affect the rights, powers or privileges of the Fund or such Closing Date Purchaser hereunder or thereunder or shall operate as a limitation or waiver thereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 8.03. Expenses and Indemnification.

(a) The Fund shall reimburse each Closing Date Purchaser (to the extent that payments for the following items are not made or addressed under the other provisions hereof) for the reasonable fees, expenses, and disbursements of such Closing Date Purchaser (including reasonable fees and costs of outside counsel) incurred by such Closing Date Purchaser in connection with the execution, delivery and performance of this Agreement and the execution and delivery of the other Related Documents

(b) Except as otherwise provided herein, the Fund agrees to indemnify and hold harmless the Closing Date Purchasers and each other Indemnified Person of either of the Closing Date Purchasers from and against any losses, claims, damages, liabilities or expenses incurred by them (including reasonable fees and disbursements of outside counsel) (“Expenses”) which are related to or arise out of the defense of any lawsuit, action, claim, threat or demand by any Common Share holders or their representatives or any other Person acting on behalf of such Common Share holders or their representatives in connection with either of the Closing Date Purchasers’ execution and performance of this Agreement by either of the Closing Date Purchasers.

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Notwithstanding anything herein to the contrary, the Fund shall not be liable for, and no Indemnified Person shall be entitled to indemnification or contribution under this Section 8.03 for, (1) any Expenses arising by reason of such Indemnified Person’s (i) willful misfeasance, (ii) bad faith or (iii) gross negligence, (2) any consequential, punitive, special or speculative losses, damages or expenses incurred or suffered by any Indemnified Person as a result of the transactions contemplated by this Agreement, including any opportunity cost of capital, such as the loss of anticipated or disgorgement of previously received dividends, interest, capital gains or any other profit or gain from any investment opportunity or activity foregone by such Indemnified Person as a result of the transactions contemplated by this Agreement or (3) any alleged loss incurred as a result of the Fund’s failure to pay any amount on or with respect to the VMTP Shares (whether dividends, redemption payments, liquidation proceeds or otherwise) due to the lack of funds legally available therefor under Applicable Law or the Statement of Preferences or because of any other restrictions under Applicable Law or the Statement of Preferences on such payments.

(c) The Fund also agrees that if any indemnification sought by an Indemnified Person pursuant to this Agreement is unavailable or insufficient, for any reason, to hold harmless the Indemnified Persons in respect of any losses, claims, damages or liabilities (or actions in respect thereof) for which they are entitled to indemnification pursuant to Section 8.03(b), then the Fund, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Person as a result of such Expenses in such proportion as is appropriate to reflect (i) the relative benefits received by the Fund on the one hand and the Closing Date Purchaser(s) on the other hand from the actual or proposed transactions giving rise to or contemplated by this Agreement or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the Fund on the one hand and the Closing Date Purchaser(s) on the other, giving rise to such Expenses, as well as any other relevant equitable considerations; provided that in any event the aggregate contribution of the Closing Date Purchasers and their Indemnified Persons to all Expenses with respect to which contributions are available hereunder will not exceed the amount of dividends actually received by the Closing Date Purchasers from the Fund pursuant to the proposed transactions giving rise to this Agreement. For purposes of determining the relative benefits to the Fund on the one hand, and the Closing Date Purchasers on the other, under the proposed transactions giving rise to or contemplated by this Agreement, such benefits shall be deemed to be in the same proportion as (i) the total proceeds received or proposed to be received by the Fund pursuant to the transactions, whether or not consummated, for which the Closing Date Purchasers are purchasing VMTP Shares bears to (ii) the dividends paid by the Fund or on the Fund’s behalf to the Closing Date Purchasers in connection with the proposed transactions giving rise to or contemplated by this Agreement. No Person found liable for a fraudulent misrepresentation shall be entitled to contribution from any Person who is not also found liable for such fraudulent misrepresentation. The indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

(d) If an Indemnified Person is named as a defendant in any action, suit, proceeding or investigation as to which the Indemnified Person proposes to demand indemnification hereunder, it shall notify the Fund with reasonable promptness; provided, however, that any failure by such Indemnified Person to notify the Fund shall not relieve the Fund from its obligations hereunder (except to the extent that the Fund is materially prejudiced by such failure to promptly notify). The Fund shall be entitled to assume the defense of any such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to the Indemnified Person. The Indemnified Person shall have the right to counsel of its own choice to represent it, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Fund has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person in accordance with the preceding sentence or (ii) the Indemnified Person shall have been advised by counsel that there exist actual or potential conflicting interests between the Fund and such Indemnified Person, including situations in which one or more legal defenses may be available to such Indemnified Person that are different from or additional to those available to the Fund; provided, however, that the Fund shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Fund and any counsel designated by the Fund.

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Each party further agrees that it will not, without the prior written consent of the other parties (the consent of a Closing Date Purchaser shall not be required to the extent such Closing Date Purchaser is neither requesting indemnification nor being requested to provide indemnification), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each other Indemnified Person from all liability and obligations arising therefrom. The Fund further agrees that none of the Closing Date Purchasers, nor any of their Affiliates, nor any directors, officers, partners, employees, agents, representatives or control persons of the Closing Date Purchasers or any of their Affiliates shall have any liability to the Fund arising out of or in connection with the proposed transactions giving rise to or contemplated by this Agreement. No party shall be responsible or liable to the other party or any other Person for consequential, special or punitive damages which may be alleged as a result of this Agreement.

(e) Nothing in this Section 8.03 is intended to limit any party’s obligations contained in other parts of this Agreement or the VMTP Shares. Neither the Fund nor any Closing Date Purchaser will refer to the other in any materials used in marketing the VMTP Shares other than the Information Statement without the prior written consent of the other.

SECTION 8.04. Amendments and Waivers.

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Fund and the TDI Purchaser.

SECTION 8.05. Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party hereto may assign or otherwise transfer any of its rights under this Agreement, by operation of law or otherwise, without the prior written consent of the other party.

SECTION 8.06. Term of this Agreement.

This Agreement shall terminate with respect to a Closing Date Purchaser on the earlier of (i) the date upon which such Closing Date Purchaser is the Beneficial Owner of no VMTP Shares, provided that the TDI Purchaser shall be deemed to be the Beneficial Owner of any VMTP Shares transferred to an Affiliate thereof, (ii) the registration of any Outstanding VMTP Shares under the Securities Act and (iii) payment in full of all amounts owing to such Closing Date Purchaser hereunder and under the VMTP Shares; and notwithstanding any termination of this Agreement, the notice requirement of Section 7.01, Section 8.03, Section 8.05, Section 8.07, Section 8.08, Section 8.10, Section 8.11 and Section 8.13 (for a period of one year after the termination of this Agreement) shall remain in full force and effect.

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SECTION 8.07. Governing Law.

This Agreement shall be construed in accordance with and governed by the domestic law of the State of New York.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON‑EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

SECTION 8.08. Waiver.

The Fund and each of the Closing Date Purchasers hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement.

SECTION 8.09. Counterparts.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

SECTION 8.10. Beneficiaries.

This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto, the Indemnified Persons and their successors and permitted assigns any rights or remedies hereunder.

SECTION 8.11. Entire Agreement.

This Agreement shall constitute the entire agreement and understanding between the parties hereto with respect to the matters set forth herein and shall supersede any and all prior agreements and understandings relating to the subject matter hereof.

SECTION 8.12. Severability.

In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the intent of the parties to this Agreement shall be preserved.

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SECTION 8.13. Confidentiality.

All information, whether oral, written, via computer disk or electronic media or otherwise, to which a party is given access or which is made available to it by the other party (including by such other party’s agents and representatives) in connection with the transactions contemplated by this Agreement or any other Related Document is referred to as “Confidential Information”. Confidential Information shall include, without limitation, all technology, processes, trade secrets, contracts, proprietary information, portfolio information, historical and projected financial information, operating data and organizational cost structures, strategic or management plans, customer information and customer lists, whether received before or after the date hereof. Confidential Information shall also include information of or relating to any parent, subsidiary or Affiliate of a party.

Each party agrees to hold all Confidential Information in confidence, that it will not disclose any Confidential Information to any Person, other than directors, officers, employees, agents or representatives (including those of a legal nature) or prospective purchasers of VMTP Shares or interests therein that have agreed to keep such information confidential (collectively, the “Representatives”) who have a need to know such information in connection with the transactions contemplated by this Agreement or any other Related Document (the “Transactions”), and that it will not use any such Confidential Information for purposes other than in connection with the Transactions. For the avoidance of doubt, any Rating Agency rating the VMTP Shares at the request of the Fund shall not be deemed to be a Representative for purposes of this Section 8.13 and will not be subject to the obligations of this Section 8.13. Each party agrees to inform its Representatives of the confidential and valuable nature of the Confidential Information and of its obligations under this Section 8.13. Each party shall be responsible and liable for any breach of this Section 8.13 by its Representatives. Each party agrees to use reasonable care and implement reasonable controls, but in all events at least the same degree of care and controls that it uses to protect its own confidential and proprietary information of similar importance, to prevent the unauthorized use, disclosure or availability of Confidential Information.

It is understood and agreed that no information shall be within the protection of this Section 8.13 where such information: (a) is or becomes publicly available through no breach of this Section 8.13 by either party or its Representatives, (b) is authorized to be released by the disclosing party, (c) is rightly obtained from a third party, who, to the receiving party’s knowledge, is not under obligation of confidentiality, (d) is required to be disclosed as a matter of law, regulation or industry best practice or legal process or (e) is made available to any regulatory body.

In the event that either party to this Agreement or any of its Representatives becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, regulatory request or demand, civil investigative demand or similar process (“Legal Process”)) to disclose any of the Confidential Information, such party may disclose such Confidential Information to the extent legally required; provided, however, that each Closing Date Purchaser shall, to the extent permitted by law, rule and regulation and reasonably practicable, notify the Fund prior to such disclosure by such Closing Date Purchaser so that the Fund may seek, at the Fund’s expense, a protective order or other appropriate remedy; provided, further, that such Closing Date Purchaser will have no liability to the Fund for failure to provide such notice. In the absence of such protective order, other remedy or waiver by the Fund, such Closing Date Purchaser may disclose such Confidential Information to the extent legally required. Notwithstanding anything to the contrary contained herein, either party and its Affiliates may disclose Confidential Information, without notice to the other party, to any governmental agency, regulatory authority or self‑regulatory authority (including, without limitation, bank and securities examiners) having or claiming to have authority to regulate or oversee any aspect of such party’s business or that of its Affiliates in connection with the exercise of such authority or claimed authority. Nothing herein shall require a party to fail to honor any Legal Process on a timely basis.

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In the event that this Agreement is terminated, or at any time upon request, each party agrees to return promptly or destroy all copies of the Confidential Information without retaining any copies thereof and to destroy all copies of any analyses, compilations, studies or other documents prepared by it or for its use containing or reflecting any Confidential Information; provided, however, that each party will be permitted to retain all or any portion of the Confidential Information to comply with its governing laws, regulations or internal policies. Such Confidential Information shall remain subject to the confidentiality obligations set forth in this Section 8.13.

Inasmuch as any breach of this Section 8.13 may result in immediate and irreparable injury, it is recognized and agreed that each party shall be entitled to seek equitable relief, including injunctive relief and specific performance, in addition to all other remedies available at law. Further, all obligations, rights and remedies hereunder shall survive any return or destruction of the Confidential Information and any termination of this Agreement; provided, however, that all obligations, rights and remedies under this Section 8.13 shall survive the termination of this Agreement and remain in full force and effect for one (1) year after the termination of this Agreement.

It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this Section 8.13 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Section 8.13.

Notwithstanding any other provision of this Agreement, any party or Representative may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the VMTP Shares and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment or tax structure; provided that the foregoing does not constitute an authorization to disclose information identifying the Fund or any parties to transactions engaged in by the Fund (except to the extent relating to such tax structure or tax treatment) or any non‑public commercial or financial information.

SECTION 8.14. General.

This Agreement is executed by or on behalf of the trustees of the Fund solely in their capacity as such trustees, and shall not constitute their personal obligation either jointly or severally in their individual capacities. In accordance with the Declaration of Trust, no trustee, shareholder, officer, employee or agent of the Fund shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise under this Agreement and the Fund shall be solely liable therefor and all parties hereto shall look solely to the Fund property for the payment of any claim, or the performance of any obligation, hereunder.

Notwithstanding anything expressed or implied in this Agreement to the contrary, nothing in this Agreement shall confer upon either Closing Date Purchaser any rights to dividends on, or a redemption of, VMTP Shares (other than the rights provided to Holders under the Statement of Preferences) or any rights which would result in the VMTP Shares owned or held by the Closing Date Purchasers having priority over VMTP Shares owned or held by any other Person as to distribution of assets or payment of dividends.

25

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

INVESCO MUNICIPAL TRUST

By:	/s/ Amanda Roberts
Name:	Amanda Roberts
Title:	Assistant Secretary

TD SECURITIES (USA) LLC

By:	/s/ Robert C. Franciscus
Name:	Robert C. Franciscus
Title:	Authorized Signature

TORONTO DOMINION INVESTMENTS INC.

By:	/s/ Robert C. Franciscus
Name:	Robert C. Franciscus
Title:	Authorized Signature

VMTP Shares Purchase Agreement Signature Page (VKQ)

26

Schedule I

Description of VMTP Shares:	2,628 Series 2015/12‑VKQ VMTP Shares, par value $0.01 per share, with a liquidation preference of $100,000 per share

27

SCHEDULE II

LITIGATION

None.

28